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                                   EXHIBIT 21

                                  SUBSIDIARIES



THE FOLLOWING IS A LIST OF THE COMPANY'S SUBSIDIARIES:

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

                                                     Percentage of Voting
                                                     Securities Owned By
                                       Organized      Keane, Inc. as of
        NAME                         Under Laws of    December 31, 1996
        ----                         --------------  --------------------
Dataskills, Inc.                     Massachusetts         100%
Keane Federal Systems, Inc.          Delaware              100%
Keane Canada, Inc.                   Canada                100%
169963 Canada, Inc.                  Canada                100%
Keane Securities Corporation         Massachusetts         100%
Keane Technology Company             California            100%
Keane Technology Services Company    California            100%

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